Exhibit 99.1

For Immediate Release – July 30, 2007

For Information Contact:
Curtis L. Hage, Chairman, President and CEO
Sioux Falls, South Dakota
Phone:  (605) 333-7556

HF Financial Corp. Announces Fourth Quarter, Full Year Earnings and Quarterly Dividend

Q4 Earnings increase 22 percent year-over-year; YTD Earnings increase 19 percent year-over-year

SIOUX FALLS, SD, July 30 – HF Financial Corp. (the “Company”) (NASDAQ: HFFC), reported earnings for the fiscal fourth quarter ended June 30, 2007 of $1.1 million, or $0.27 for diluted earnings per share, compared to $936,000, or $0.23 for diluted earnings per share, in the comparable period in 2006, an increase of 21.9 percent.  All earnings per share figures have been adjusted to reflect the 10% stock dividend paid on April 24, 2006.

Non interest income for the quarter totaled $2.8 million, up $417,000 or 17.4 percent, versus the comparable period in 2006, a result primarily attributable to increases of $230,000 in fees on deposits and $190,000 in loan servicing income.

Net interest income for the quarter, prior to the provision for loan and lease losses, totaled $6.8 million, an increase of $214,000 over the same period last year.  The provision for loan and lease losses in the quarter, however, decreased by 46.4 percent, to $412,000 from $769,000 in the same period last year, resulting in recognized net interest income of $6.3 million versus $5.8 million in the comparable period in 2006.  Net interest margin expressed on a fully taxable equivalent basis for the quarter was 3.00 percent compared to 3.02 percent for the same period in the prior fiscal year.

“This fourth quarter was a good one for us,” said Curt Hage, HF Financial’s Chairman, CEO, and President.  “We are particularly pleased with the progress we’ve made in increasing our non-interest income, a key long-term strategic initiative for us.  We’re also pleased with the contribution our new locations are making to our overall revenue growth, as well as their continued prospects for the future.”

Non interest expense for the quarter increased $826,000, or 12.3 percent, over the comparable period in 2006.  The primary reason is due to increased healthcare costs in HF Financial’s self insured health care program of $311,000 over the same period in 2006.  The Company has been self insured for thirteen years.  During this period from time to time the Company has experienced volatility in the amount of healthcare claims.

“Overall, this has been a year in which asset and deposit growth, sound expense management and solid asset quality have combined to produce strong results,” Hage said.  “The continuous improvement of these performance metrics will be the foundation for our financial performance in fiscal 2008 and beyond.”

Full Year Results

For the full year, earnings totaled $5.4 million, or $1.33 for diluted earnings per share, versus $4.5 million, or $1.13 for diluted earnings per share, an increase of 19.4 percent over earnings in fiscal 2006.

Full-year non interest income totaled $13.2 million, up 2.7 percent or $345,000 over fiscal 2006.  The increase was primarily due to the net gain on sale of branches of $2.8 million, along with increases of $680,000 in loan servicing income and $595,000 in fees on deposits, offset by the net gain on sale of land of $3.6 million in fiscal 2006 and a decrease in other non interest income of $174,000.  Adjusting non interest income for the branch sales in 2007 and the land sale in 2006, non interest income increased $1.1 million or 12.3 percent year over year.

Full-year net interest income totaled $25.6 million, essentially flat over the prior year with a decrease of $15,000, or 0.1 percent, from the $25.6 million reported in fiscal 2006.  Net interest income after provision for loan and lease losses totaled $24.4 million, an increase of $4.1 million or 20.0 percent, from the $20.4 million reported in fiscal 2006.

Provision for losses on loans and leases decreased $4.1 million, or 77.3 percent, for the fiscal year ended June 30, 2007 as compared to the prior fiscal year.  Total nonperforming assets increased $114,000, or 2.9 percent, at June 30, 2007 compared to the prior fiscal year.  The increase in nonperforming assets was primarily attributable to an increase of $1.2 million in nonaccruing loans and leases offset by a decrease of $1.0 million in accruing loans and leases delinquent more than 90 days.

Average earning assets increased 6.4 percent, yielding a rate of 6.75 percent for the fiscal year ended June 30, 2007 compared to the prior fiscal year, which yielded a rate of 6.20 percent.  Average interest-bearing liabilities increased 6.8 percent, with a cost of funds rate of 4.39 percent for the fiscal year ended June 30, 2007 compared to the prior fiscal year with a cost of funds rate of 3.60 percent.

The company’s net interest margin expressed on a fully taxable equivalent basis was 2.85 percent for the fiscal year ended June 30, 2007 compared to 3.01 percent for the prior fiscal year.

“HF Financial obviously has no control over the yield curve environment,” Hage said.  “We are able to control our strategy during a time of such market aberrations.  This is why we increased our focus on non interest income sources and also why we did not get caught up in booking the exotic type of mortgage lending which is currently causing market turbulence.”

Non interest expense increased $3.1 million, or 11.7 percent, for fiscal 2007, the result of increases in compensation and employee benefits of $1.7 million, advertising of $685,000, occupancy and equipment of $459,000, other non interest expense of $141,000, and check and data processing expenses of $134,000.  Specific increases in compensation and employee benefits include $819,000 of variable pay related to performance incentives and $654,000 of healthcare costs.

“Just as we’ve focused on new sources of revenue growth, we’ve also worked very hard to keep our expenses in check,” said Darrel Posegate, President of Home Federal Bank, a wholly owned subsidiary of HF Financial Corp.  “We believe we managed our costs effectively during the year, both on an absolute basis and as a percentage of revenue.  Healthcare costs remain a challenge, but we recognize that this is a nationwide phenomenon.  Nevertheless, we continue to focus on our wellness program and in maintaining a favorable claims experience.”

Quarterly Dividend Declared

The Company announced it will pay a quarterly cash dividend of 10.50 cents per share for the fourth quarter of the 2007 fiscal year.  The dividend will be paid on August 15, 2007 to stockholders of record on August 9, 2007.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc.  As of June 30, 2007, the company had total assets of $1.0 billion and stockholders’ equity of $62.5 million.  The company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                 Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                 Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

•                 Forecasts of future economic performance.

•      Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2007	2006	2007	2006

Interest, dividend and loan fee income:
Loans and leases receivable	$13,941	$12,553	$54,344	$47,096
Investment securities and interest-earning deposits	1,832	1,777	7,530	6,315
	15,773	14,330	61,874	53,411
Interest expense:
Deposits	7,337	5,847	28,505	20,175
Advances from Federal Home Loan Bank and other borrowings	1,683	1,944	7,735	7,587
	9,020	7,791	36,240	27,762

Net interest income	6,753	6,539	25,634	25,649

Provision for losses on loans and leases	412	769	1,198	5,279

Net interest income after provision for losses on loans and leases	6,341	5,770	24,436	20,370

Noninterest income:
Gain on sale of branches, net	—	—	2,763	—
Fees on deposits	1,393	1,163	5,133	4,538
Loan servicing income	508	318	1,803	1,123
Gain on sale of loans, net	244	281	923	969
Trust income	252	240	936	849
Gain on sale of securities, net	—	1	—	3
Gain on sale of land, net	—	—	—	3,557
Other	420	397	1,638	1,812
	2,817	2,400	13,196	12,851
Noninterest expense:
Compensation and employee benefits	4,977	4,132	18,379	16,691
Occupancy and equipment	939	868	3,797	3,338
Other	1,618	1,708	7,429	6,470
	7,534	6,708	29,605	26,499

Income before income taxes	1,624	1,462	8,027	6,722
Income tax expense	483	526	2,644	2,214
Net income	$1,141	$936	$5,383	$4,508

Earnings per share:
Basic	$0.28	$0.24	$1.35	$1.15
Diluted	0.27	0.23	1.33	1.13

Weighted average shares:
Basic	4,003,208	3,944,707	3,978,571	3,914,952
Diluted	4,153,638	4,026,666	4,056,726	4,000,078

Outstanding shares: (end of period)	4,013,364	3,948,660	4,013,364	3,948,660

Share data for all periods presented has been adjusted for the 10% stock dividend paid on April 24, 2006.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	6/30/2007	6/30/2006

Balance Sheet Data
Total assets	$1,001,650	$961,294
Cash and cash equivalents	22,476	27,037
Securities available for sale	142,223	145,518
Loans and leases receivable, net	761,599	721,603
Loans held for sale	8,776	7,623
Deposits	815,864	769,002
Advances from Federal Home Loan Bank and other borrowings	68,600	91,620
Subordinated debentures payable to trusts	27,837	27,837
Stockholders’ equity	62,466	56,058

Equity to total assets (end of period)	6.24%	5.83%
Book value per share (1)	$15.56	$14.20

Tier I (core) capital (2)	8.31%	8.10%
Risk-based capital (2)	11.06%	10.65%

Number of full-service offices	33	35

Asset Quality
Nonaccruing loans and leases	$2,190	$1,035
Accruing loans and leases delinquent more than 90 days	1,308	2,330
Foreclosed assets	508	527
Total nonperforming assets	$4,006	$3,892

FASB Statement No. 5 Allowance for loan and lease losses	$5,487	$5,657
FASB Statement No. 114 Impaired loan valuation allowance	385	—
Total allowance for loans and lease losses	$5,872	$5,657

Ratio of nonperforming assets to total assets (end of period)	0.40%	0.40%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.45%	0.46%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.76%	0.77%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	167.87%	168.11%

(1)  Equity divided by number of shares of outstanding common stock.  Retroactively adjusted for the 10% stock dividend paid on April 24, 2006.

(2)  Capital ratios for Home Federal Bank.

(3)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

Loan and Lease Portfolio Composition

	At June 30, 2007		At June 30, 2006
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

One-to four-family (1)	$116,544	15.18%	$100,585	13.83%
Commercial business and real estate (2) (3)	275,646	35.92%	247,643	34.05%
Multi-family real estate	34,047	4.44%	34,066	4.69%
Equipment finance leases	22,307	2.91%	29,406	4.04%
Consumer Direct (4)	104,647	13.63%	110,493	15.19%
Consumer Indirect	83,094	10.83%	91,601	12.60%
Agricultural	116,710	15.21%	89,437	12.30%
Construction and development	14,476	1.88%	24,029	3.30%
Total Loans and Leases Receivable (5)	$767,471	100.00%	$727,260	100.00%

(1) Excludes $8,290 and $6,980 loans held for sale at June 30, 2007 and June 30, 2006, respectively.

(2) Includes $3,297 tax exempt leases at June 30, 2007 and June 30, 2006.

(3) Excludes $223 commercial loans held for sale at June 30, 2007 and June 30, 2006.

(4) Excludes $263 and $420 student loans held for sale at June 30, 2007 and June 30, 2006, respectively.

(5) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At June 30, 2007		At June 30, 2006
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Noninterest bearing checking accounts	$86,679	10.62%	$84,757	11.02%
Interest bearing checking accounts	87,030	10.67%	54,862	7.14%
Money market accounts	212,546	26.05%	232,471	30.23%
Savings accounts	66,235	8.12%	76,695	9.97%
Certificates of deposit	363,374	44.54%	320,217	41.64%
Total Deposits	$815,864	100.00%	$769,002	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Years Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Balance, beginning	$5,778	$5,369	$5,657	$5,076
Provision charged to income	412	769	1,198	5,279
Charge-offs	(373)	(674)	(1,292)	(5,123)
Recoveries	55	193	309	425
Balance, ending	$5,872	$5,657	$5,872	$5,657

Average Balances, Interest Yields and Rates

	Years Ended
	6/30/2007		6/30/2006
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$758,455	7.17%	$703,787	6.69%
Investment securities (2) (3)	158,538	4.75%	158,010	4.00%
Total interest-earning assets	916,993	6.75%	861,797	6.20%
Noninterest-earning assets	68,832		61,491
Total assets	$985,825		$923,288

Interest-bearing liabilities:
Deposits:
Checking and money market	$282,312	3.70%	$274,093	3.02%
Savings	46,207	2.68%	51,356	2.24%
Certificates of deposit	362,321	4.64%	298,940	3.59%
Total interest-bearing deposits	690,840	4.13%	624,389	3.23%
FHLB advances and other borrowings	106,151	4.77%	119,727	4.47%
Subordinated debentures payable to trusts (4)	27,837	9.61%	27,837	8.01%

Total interest-bearing liabilities	824,828	4.39%	771,953	3.60%
Noninterest-bearing deposits	76,698		77,419
Other liabilities	24,558		19,109
Total liabilities	926,084		868,481
Equity	59,741		54,807
Total liabilities and equity	$985,825		$923,288

Net interest spread		2.36%		2.60%
Net interest margin (5)		2.80%		2.98%
Net interest margin, TE (6)		2.85%		3.01%
Return on average assets (7)		0.55%		0.49%
Return on average equity (8)		9.01%		8.23%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Includes $290 expense in December 2006 for unamoritized debt issuance costs.

(5)  Net interest margin is net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.